Exhibit 5

June 23, 2017

EnSync, Inc.

N93 W14475 Whittaker Way

Menomonee Falls, Wisconsin 53051

RE:	Registration Statement on Form S-3 Filed by ZBB Energy Corporation

Gentlemen:

We have acted as special counsel to EnSync, Inc., a Wisconsin corporation (the “Company”), in connection with the registration by the Company of up to 8,222,500 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) issuable pursuant to the Underwriting Agreement dated as of June 22, 2017 by and between the Company and Roth Capital Partners, LLC, as the Representative of the several underwriters names on Schedule I thereto (the “Underwriting Agreement”) and the Company’s registration statement on Form S-3 (Registration No. 333-194706) filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and declared effective by the SEC on June 25, 2014 (the “Registration Statement”), including a base prospectus and a prospectus supplement relating to the Shares (together, the “Prospectus”). Capitalized terms used herein which are defined in the Underwriting Agreement have the respective meanings ascribed thereto in the Underwriting Agreement, unless otherwise defined herein.

In our capacity as special counsel to the Company in connection with the registration of the Shares, we have examined: (i) the Registration Statement, the Time of Sale Disclosure Package and the Preliminary Prospectus Supplement; (ii) the Company’s amended articles of incorporation and by-laws; (iii) certain resolutions of the Company’s board of directors; and (iv) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized, and upon issuance pursuant to the Underwriting Agreement in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

EnSync, Inc.

June 23, 2017

The foregoing opinion is limited to the laws of the State of Wisconsin as in effect as of the date hereof, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein. The foregoing opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 23, 2017 and to the reference to us under the heading “Legal Matters” in the Final Prospectus.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.